Results of Shareholder Meeting (Unaudited)
At the special meeting of shareholders of MFS High Quality Bond Fund, which was held on October 19, 2001, the following actions were taken:

Item 1. Trustees of the trust were elected as follows.
                             Number of Shares
Nominee                 For           Withhold Authority
Jeffrey L. Shames       114,615            --
John W. Ballen          114,615            --
Lawrence H. Cohn        114,615            --
J. David Gibbons        114,615            --
William R. Gutow        114,615            --
J. Atwood Ives          114,615            --
Abby M. O'Neill         114,615            --
Lawrence T. Perera      114,615            --
William J. Poorvu       114,615            --
Arnold D. Scott         114,615            --
J. Dale Sherratt        114,615            --
Elaine R. Smith         114,615            --
Ward Smith              114,615            --
Item 3. The amendment or removal of certain fundamental investment policies. Number of Shares
For 114,615
Against-
Abstain-
Broker non-votes-
Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
For 114,615
Against-
Abstain-
Item 5.The ratification of the election of Ernst & Young LLP as the independent public accountants to be employed by the trust for the six months ending October 31, 2001.
Number of Shares
For 114,615
Against-
Abstain-